Five Year Summary


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FIVE YEAR SUMMARY

(In Thousands Except Per-Share Amounts)
Years Ended December 31   1997      1996       1995        1994          1993
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
Results of Operations(1)
Net sales               $829,850  $854,481  $1,244,222   $1,080,922  $  903,418
Costs and expenses       709,143   761,055   1,127,259      986,891     854,756
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 Operating profit        120,707    93,426     116,963       94,031      48,662
Interest and financing
 expenses (2)                719     2,529      13,265       14,484       7,797
Gain on sales of
 businesses (3)               --  (158,157)    (23,427)      (8,400)         --
Other income, net           (917)   (4,025)     (4,468)      (1,434)     (1,640)
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Income before income
 taxes                   120,905   253,079     131,593       89,381      42,505
Income taxes              40,923    97,020      53,363       38,103      20,695
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Net income              $ 79,982  $156,059  $   78,230   $   51,278  $   21,810
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FINANCIAL POSITION AND OTHER DATA(1)
Total assets            $888,181  $846,261  $1,204,491   $1,139,190  $1,084,960
Operations:
 Working capital        $184,176  $111,193  $  234,568   $  213,038  $  181,622
 Current ratio         2.64 to 1  1.75 to 1   2.21 to 1   2.20 to 1   2.25 to 1
 Depreciation and
  amortization          $ 69,044  $ 71,044  $   94,131   $   93,276  $   88,460
 Capital expenditures   $ 85,284  $ 90,439  $  112,412   $   70,379  $   88,085
 Research and
  development expenses  $ 31,446  $ 30,442  $   29,541   $   28,063  $   30,303
 Gross margin as a %
  of net sales            31.5       28.5       22.3          22.7       21.3
Total long-term debt(2) $ 91,793  $ 31,863  $  217,112   $  256,462  $   95,447
Equity (4)              $517,336  $505,198  $  622,566   $  545,009  $  700,233
Total long-term debt
 as a % of total
 capitalization           15.1        5.9       25.9          32.0       12.0

COMMON STOCK (5)
Basic earnings per
 share                  $   1.45   $  2.67   $  1.18
Shares used to compute
 basic earnings per share 55,164    58,353    66,069
Diluted earnings
 per share              $   1.44   $  2.65   $  1.18
Shares used to compute
 diluted earnings
 per share                55,668    58,842    66,352
Cash dividends declared
 per share              $   0.32   $   .25    $  .21     $    .20
Shareholders' equity
 per share              $   9.60   $  9.18    $ 9.42     $   8.25
Return on average
 shareholders' equity       15.6%     27.7%     13.4%         8.2%        3.4%
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
(1) Includes the actual consolidated results of operations of the Company for the years ended December 31, 1997, 1996 and 1995, and for the ten months ended December 31, 1994, as well as the historical combined results of operations and net assets of Ethyl Corporation's former specialty chemical operations, spun off at the close of business on February 28, 1994, consisting of its olefins and derivatives, bromine chemicals and specialty chemicals
       (the predecessor businesses) for the two months ended
       February 28, 1994, and for the one year ended December 31, 1993.
(2) Total long-term debt and interest and financing expenses for 1996 reflects the paydown of debt from the proceeds received from the March 1, 1996, sale of the alpha olefins, poly alpha olefins and synthetic alcohols businesses (Olefins Business). Total long-term debt and interest and financing expenses for 1994 include the impact of $303.4 million of debt assumed in connection with the spin-off of the Company from Ethyl.
(3) 1996 gain on the sale of the Olefins Business ($94,377 after income taxes). 1995 gain on the sale of the electronic materials business ($14,542 after income taxes). 1994 gain on the sale of the Solimide business and other related assets ($6,732 after income taxes).
(4) 1997 equity includes the effect of the fourth quarter purchase of 1,560,300 common shares. 1996 equity includes the effects of the purchase of 9,484,465 common shares through a tender offer concluded on April 1, 1996 and additional second and third quarter purchases of 275,400 and 1,481,100 common shares, respectively. 1994 equity includes a $303.4 million reduction for debt transferred in connection with the spin-off of the Company from Ethyl, as well as the effect of the sale of 6,863,416 new shares of the Company's common stock issued on May
       11, 1994, in a private placement for $100 million.
(5) No annual earnings per share information is presented for the historical results of operations of the Company and the predecessor businesses while a part of Ethyl since the Company had no separate capital structure until March 1, 1994.

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